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                               [LETTERHEAD]

             FOR IMMEDIATE RELEASE                   June 6, 1997

            CHILDREN'S BROADCASTING CORP. SIGNS LETTER OF INTENT
                 TO SELL OWNED & OPERATED RADIO PROPERTIES
                            FOR $72.5 MILLION

    MINNEAPOLIS -- Children's Broadcasting Corporation (CBC, Nasdaq NM: AAHS) announced today that it has signed a letter of intent to sell to Global Broadcasting Company, Inc. all of its owned and operated AM radio stations for the aggregate sale price of $72.5 million.

    The CBC radio stations to be conveyed pursuant to the contemplated transaction include: WJDM-AM 1660, New York City, NY; KPLS-AM 830, Los Angeles, CA; WAUR-AM 930, Chicago, IL; WPWA-AM 1590, Philadelphia, PA; WCAR-AM 1090, Detroit, MI; KAHZ-AM 1360, Dallas/Ft. Worth, TX; WWTC-AM 1280, Minneapolis, MN; KIDR-AM 740, Phoenix, AZ; KKYD-AM 1340, Denver, CO; WMUS-AM 1380, Tulsa, OK; all currently broadcasting CBC's Aahs World Radio(sm) format, and KTEK-AM 1110, Houston, TX; WZER-AM 540, Milwaukee, WI; and KYCR-AM 1570, Minneapolis, MN.

    "Although it is CBC's present intention to continue its mission to create and distribute children's programming content responsive to today's kids and families, CBC has been forced to alter its operations because of ABC/Disney's method of entering the children's radio market," said Christopher T. Dahl, CBC's president and CEO.

    "The sale of our AM properties will allow us to develop ancillary audio streams for Aahs(sm) programming and to continue to serve our existing network of radio station affiliates, while significantly reducing our costs of operations. In the meantime, the Company will pursue to its conclusion the ABC/Disney litigation while exploring other options," Dahl said.

    The sale is subject to: negotiation, execution and delivery of a definitive purchase agreement; satisfactory completion of the purchaser's due diligence; shareholder approvals; and customary closing conditions including but not limited to approval of the FCC.

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